Exhibit 10.12 - Employment Agreement between the Registrant and Sallyanne K. Ballweg

[THE FIRST NATIONAL BANK OF LONG ISLAND LETTERHEAD]

December 13, 2007

Ms. Sallyanne K. Ballweg

Dear Ms. Ballweg:

This letter employment agreement (the "Agreement") will serve to set forth the terms and conditions of your employment by The First of Long Island Corporation ("FLIC"), and its subsidiary, The First National Bank of Long Island (the "Bank"), as follows:

1.	TERM; RENEWAL

The Initial Term of the Agreement shall run from December 31, 2007 through and including December 31, 2008 and, if not terminated as described below, the term shall automatically be extended for successive periods of one-year (the "Renewal Terms"), with such modifications hereto as the parties shall agree in writing; provided, however, that the Agreement shall not be so extended in the event that you or FLIC provides written notice of non-extension to the other party no later than the sixtieth (60th) day prior to the expiration of the Initial Term or Renewal Term, as the case may be. Notwithstanding the foregoing, FLIC may not provide such notice of non-extension during any period of time in which the Board of Directors of FLIC is actively negotiating a transaction the consummation of which would constitute a Change of Control Event (as hereinafter defined).

2.	CAPACITY

2.1          You shall be employed in the capacity of Senior Executive Vice President of the Bank and such other senior executive title or titles of FLIC or the Bank as may from time to time be determined by the Board of Directors of the Bank and FLIC. You shall have general supervisory authority over risk management, commercial banking, commercial lending and the branch system, with such specific duties and responsibilities as shall be assigned to you by the Chief Executive Officer or by the Board of Directors of the Bank. You shall be responsible to the Chief Executive Officer of FLIC and the Bank.

2.2        You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to FLIC and the Bank and shall serve and further the best interests and enhance the reputation of FLIC and the Bank to the best of your ability. Nothing herein shall be construed as preventing you from serving as a member of the board of directors of any non-profit organization.

3.	COMPENSATION

As full compensation for your services, you shall receive the following from FLIC or, in the discretion of FLIC, it shall cause the following to be paid or provided by the Bank:

A.          A Base Annual Salary of not less than Two Hundred Seventeen Thousand Five Hundred Dollars ($217,500.00), payable bi-weekly; provided, however, that no later than January 15 of each year that this Agreement shall remain in effect, the Chief Executive Officer and the Board of Directors of FLIC shall review your compensation, without any commitment, to determine whether to increase your Base Annual Salary hereunder. In the event that the Board of Directors of FLIC does, from time to time, increase your Base Annual Salary, the increased amount shall be your Base Annual Salary for all purposes of this Agreement, and such increased amount shall be the minimum amount payable hereunder.

B.           Such other benefits as are consistent with the personnel benefits provided by the Bank and FLIC to its officers and employees.

C.           The use of an automobile furnished by the Bank.

4.	TERMINATION PAYMENT

4.1          You will be entitled to a payment (the "Termination Payment") equal to One Hundred Per Cent (100%) of your then current Base Annual Salary (the dollar amount so calculated being hereafter referred to as the "Full Severance") and FLIC shall make such Termination Payment to you, in the event of, and within ten (10) days after, the occurrence of either of the following:

A. Involuntary Termination Without Cause.     Your employment is terminated by the Bank without cause (as defined in Section “7(E)” hereof) during the Initial Term or any Renewal Term. You will not be entitled to any Termination Payment in the event that FLIC provides written notice of non-extension pursuant to Section “1” hereof and terminates your employment upon or subsequent to the expiration date of this Agreement. It is understood that the Termination Payment shall become payable only in the event that (i) your employment is terminated and (ii) you cease to be employed by the Bank prior to such expiration date.

B. Resignation With Good Reason. You resign your employment with the Bank for Good Reason (as hereinafter defined) within twenty-four months after a Change of Control Event.

4.2          You will be entitled to a Termination Payment equal to Sixty Six and Two-Thirds Per Cent (66 2/3%) of the Full Severance in the event that you resign your employment with the Bank for any reason during the period beginning on the thirty-first day after a Change of Control Event (as hereinafter defined) and ending on the sixtieth day after such event.

4.3          FLIC may elect to discharge its obligation to make the Termination Payment by causing the Bank, its wholly owned subsidiary, to do so.

5.	NON-WAIVER

Your failure to resign upon the occurrence of a particular event constituting Good Reason hereunder shall not bar you from resigning upon the subsequent occurrence of any other or further event constituting Good Reason, and thereby becoming eligible to receive the Termination Payment, provided that such resignation occurs within twenty-four months after a Change of Control Event.

6.	INELIGIBILITY FOR TERMINATION PAYMENT

Regardless of whether a Change of Control Event shall have occurred, you shall not be entitled to any Termination Payment in the event that your employment is terminated by reason of your death, normal retirement or disability, or subsequent to the expiration of this Agreement.

7.	DEFINITIONS

A.           " Good Reason" for resignation by you of your employment shall mean the occurrence (without your express written consent) of any one of the following acts or omissions to act by FLIC or the Bank:

(i)          The assignment to you of any duties materially inconsistent with the nature and status of your responsibilities immediately prior to a Change of Control Event, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control Event; provided, however, that a redesignation of your title shall not in and of itself constitute Good Reason if your overall duties and status within FLIC and the Bank are not substantially adversely affected.

(ii)         The failure by FLIC or the Bank to pay you any portion of your current compensation, or to pay you any portion of an installment of a deferred compensation amount under any deferred compensation program, within fourteen (14) days of the date such compensation is due.

B.             "Change of Control Event" shall mean the occurrence of any one of the following:

(i) Continuing Outside Directors (as hereinafter defined) no longer constitute at least two-thirds (2/3) of Outside Directors (as hereinafter defined) of FLIC;

(ii) There shall be consummated a merger or consolidation of FLIC, unless at least two-thirds (2/3) of Continuing Outside Directors are to continue to constitute at least two-thirds (2/3) of the directors of the surviving corporation;

(iii) At least two-thirds (2/3) of Continuing Outside Directors determine that action taken by stockholders constitutes a Change of Control Event; or

(iv) The Bank shall cease to be a wholly-owned subsidiary, either directly or indirectly, of FLIC.

C.           " Continuing Outside Director" shall mean any individual who is not an employee of FLIC or the Bank and who (i) is a director of FLIC as of the date hereof, (ii) prior to election as a director is nominated by at least two-thirds (2/3) of the Continuing Outside Directors, or (iii) following election as a director is designated a Continuing Outside Director by at least two-thirds (2/3) of Continuing Outside Directors.

D.           " Outside Director" shall mean an individual who is not an employee of FLIC or the Bank who is a director of FLIC.

E.           “ Cause”, for purposes of Section 4.1(A), shall mean the following: conviction of a felony; misappropriation of any money or other asset of, or other willful misconduct causing damage to, the Bank or FLIC; failure or refusal to devote full-time employment services to the Bank; gross negligence in the performance of duties; the breach of any other material term of this Agreement; or material violation of the Code of Conduct of FLIC, as the same may be amended from time to time, or of any other rules promulgated by the Bank from time to time with regard to the conduct of its employees.

8.	INSURANCE

8.1          In the event that you shall cease to be employed by the Bank under circumstances entitling you to receive a Termination Payment hereunder, FLIC shall, at no cost to you, continue to cover you under, or provide you with, family medical and dental coverage subsequent to the date of termination of your employment. Such coverage shall be continued for a period ending on the date which is twelve (12) months after the termination date and shall be the same as that provided generally to employees of the Bank during such period; provided, however, that if such termination date is subsequent to the occurrence of a Change of Control Event, the coverage to be provided hereunder shall be no less favorable than the coverage in effect immediately prior to the occurrence of such Change of Control Event.

8.2          Notwithstanding the provisions of the foregoing Section 8.1, the obligation of FLIC to provide the insurance coverage described therein shall cease on the date when another employer makes medical and dental coverage available to you or, in the event of your death, to your surviving spouse, which (i) is substantially comparable to the coverage to which you would be entitled pursuant to Section 8.1 and (ii) does not require a contribution, expressed as a percentage of the cost of such coverage, by you or your spouse in excess of the percentage contribution generally required by the Bank of its employees as of the date when such coverage is made available to you by such other employer.

9.	DEATH

In the event of your death subsequent to termination of your employment, any payments due you hereunder shall be paid to the legal representative of your estate. In the event that family medical and dental coverage is being provided to you by FLIC as of the date of your death, such coverage shall be continued in accordance with, and subject to the conditions set forth in, Sections 8.1 and 8.2 hereof.

10.	NON-SOLICITATION; CONFIDENTIALITY

10.1          Non-Solicitation.   In the event that you cease to be employed by the Bank under circumstances entitling you to a Termination Payment hereunder, you agree that, in consideration of such Termination Payment, you will not, for a period of one (1) year after you cease to be employed by the Bank, either (A) on behalf of any banking or lending organization doing business in any of the boroughs of New York City or in the Counties of Nassau or Suffolk, directly or indirectly solicit the business of any person or entity which shall be a customer of FLIC, the Bank, or any of their respective subsidiaries, on the date of such termination or facilitate or assist in the development of any business relationship between any such banking or lending organization and any such customer or (B) either directly or on behalf of any such banking organization or lender, employ, retain, or solicit the employment or retention of, any person who shall be an employee of FLIC, the Bank, or any of their respective subsidiaries, on the date of such termination. In the event that you waive your right to receive such Termination Payment, by written notice to FLIC, then the provisions of this Section 10.1 shall thereafter be of no further force or effect. Notwithstanding anything to the contrary contained herein, it is agreed that the provisions of this Section 10.1 shall be binding upon you in the event that your employment is terminated for cause (as heretofore defined), in which event you shall not be entitled to a Termination Payment.

10.2          Confidentiality.  You agree, without limitation as to time, to keep secret and retain in confidence all confidential matters of FLIC, the Bank, and their respective subsidiaries, whether developed by FLIC, the Bank, such subsidiaries or you, including, without limitation, "know-how," trade secrets, customer lists, pricing policies, and operational methods, and not to disclose them to anyone outside of FLIC, the Bank, or any of their respective subsidiaries, except in the course of performing your duties hereunder or with the express written consent of FLIC.

10.3         If a court of competent jurisdiction determines that any covenant contained herein is unreasonable because of its term or territorial scope, or for any other reason, such court may reform the condition of such covenant so that it is reasonable under the circumstances and this covenant, as reformed, shall be enforceable.

11.	MISCELLANEOUS

11.1          Entire Agreement.  This Agreement constitutes the complete and exclusive statement of our agreement with regard to the subject matter hereof and supersedes all previous agreements with respect thereto. You acknowledge that you have not entered into this Agreement in reliance upon any representation made by FLIC or the Bank that has not been embodied herein.

11.2          Survival.  All of your duties and obligations under Section 10 (“Non-Solicitation; Confidentiality”) of this Agreement shall survive the expiration or other termination of this Agreement. In all other respects, neither party shall have any right or obligation hereunder subsequent to such expiration or termination except for rights and obligations which shall have accrued prior thereto.

11.3          Binding Effect; Successors.  This Agreement shall be binding upon, inure to the benefit of and be enforceable (i) by FLIC, the Bank, and their respective successors and assigns and (ii) by you, your heirs and your legal representatives. If FLIC shall be merged into or consolidated with another entity, the provisions hereof shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. We shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of FLIC, by written agreement, to expressly assume and agree to perform hereunder in the same manner and to the same extent that we would be required to perform hereunder if no such succession had taken place. The provisions hereof shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.

11.4          Notices.  Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and us, be in writing and shall be sent by certified mail, return receipt requested, to FLIC at 10 Glen Head Road, Glen Head, New York 11545, Attention: Board of Directors, and to you at the home address which you have designated in writing; or at such other address as you or we may designate in writing, respectively.

11.5          Waiver; Modification.  No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach. Without limiting the generality of the foregoing, nothing contained in the annual organizational or other minutes of FLIC, the Bank or any of their respective subsidiaries shall (i) be construed as conferring on you any right to remain in the employ of FLIC or the Bank for any period of time or (ii) otherwise affect any of the rights or obligations of the parties hereunder.

11.6          Separability.  Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.7          Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

If this Agreement is satisfactory to you, kindly indicate your acceptance by signing and returning the enclosed copy thereof to the Bank.

Very truly yours, THE FIRST OF LONG ISLAND CORPORATION By: /s/ MICHAEL N. VITTORIO Michael N. Vittorio, President and Chief Executive Officer

Accepted and agreed to as
of the 31st day of December, 2007

/s/ SALLYANNE K. BALLWEG
Sallyanne K. Ballweg